Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into on May 28, 2024 (the “Effective Date”), by and between Payoneer Research and Development Ltd. (the “Company”), registration number 513742130, having its place of business at 13 Hayetzira St. Petach Tikva, Israel on one side; and Arnon Kraft, Israeli ID [***] (the “Employee” or “Arnon”), of [***] on the other side.

WHEREAS:	the Employee commenced his employment with the Company on March 29, 2021, pursuant to an employment agreement dated February 23, 2021, as amended from time to time (the “Employment Agreement”);

WHEREAS:	the parties have mutually agreed that the employment between the Company and Employee shall come to an end on March 31, 2025 (the “Departure Date”); and

WHEREAS:

the Parties wish to fully and finally settle all matters between them, directly or indirectly connected to and/or arising from the employment relationship between the Employee and the Company and/or the termination thereof, all subject to the terms herein.

NOW THEREFORE, the parties agree as follows:

1.	The preface and appendices to this Agreement constitute an integral part hereof.

2.	For the purposes of this Agreement “Group” “Payoneer Group” means the Company, its subsidiaries, the parent company, Payoneer Global Inc. (the “Parent”) and related companies and/or affiliates thereof today or anytime in the future (all jointly and severally).

3.	Arnon’s active duties and holding office as the Group’s COO will cease on June 30, 2024 (the “Transition Date”) and thereafter he will not perform any functions in such capacity, and accordingly will no longer be an officer for purposes of Section 16 of the US Securities Exchange Act of 1934. Commencing as of the Transition Date and until the Departure Date (the “Transition Period”), the Employee will be employed in a non-executive position and the following shall apply: (i) during the initial three (3) months of the Transition Period, the Employee will support transition activities related to his role as COO and/or the Operations department teams and will be reasonably available from time to time to respond to questions related to same, and (ii) during the remainder of the Transition Period the Employee will not be required to report to the Company’s offices or regularly perform work for or on behalf of the Company, will not have access to Group systems, but will be reasonably available from time to time to respond to questions of Group team members in matters relating to areas of his work.

4.	The Employee will be entitled to his full salary during the Transition Period, with all benefits that Employee participated in prior to the Transition Date. Employee will be entitled to a pro rata annual bonus with respect to 2024 equal to 75% of his 2024 target annual bonus. There will be no entitlement to annual bonus with respect to 2025.

5.	On or around the Departure Date, a final settlement of account will be carried out with the Employee in the framework of which he will receive from the Company the outstanding amount due to him as redemption of unused vacation days, as shall be stated in the Employee's last pay slip. The Employee agrees to utilize during the Transition Period any vacation days that accrue during the Transition Period and shall therefore not be entitled to redemption payment for such vacation days.

Furthermore, on or around the Departure Date, the Company will send letters of release to the relevant insurers releasing to Employee all amounts accrued in his pension arrangements, including in the severance pay component, and the Study Fund.

6.	In addition, subject to the Employee’s fulfillment and compliance with the terms of the Employment Agreement and the terms of this Agreement, the Employee will be entitled to the continuation of the vesting of the equity awards held by the Employee as of the Transition Date and granted pursuant to the applicable equity incentive plan(s) of Parent (or of Payoneer Inc. that were transitioned to the Parent) (collectively, the “Incentive Plans”) according to their original vesting schedule up until and including the Departure Date.

The Employee acknowledges that any options vested and exercisable prior to or as of the Departure Date, may be exercised by Employee during the period ending 90 (ninety) days from the Departure Date (the “Last Exercise Date”). The Employee further confirms that during the Transition Period (i) he shall continue to be subject to and abide by the Parent’s Insider Trading Policy as an employee of the Company, and (ii) Parent may enforce its Insider Trading Policy on Employee and his equity in any way it deems reasonably fit for such purpose. Accordingly, any trading in Parent’s stock, including among other things, any sale of Employee’s Parent stock during the Transition Period and/or any sale to cover payment for the exercise price and/or taxes thereof may only be effected during a Window (as defined therein). In any event, if the Employee has material inside information, he may not trade even during a Window. Notwithstanding the aforesaid, the Employee agrees that during the 90 (ninety) days commencing on the Transition Date he is not allowed to trade even in an open Window. For avoidance of doubt, the foregoing is not intended to prohibit trades pursuant to any existing 10b5-1 plan adopted prior to the Transition Date. As a Section 16 officer up until the Transition Date, Employee confirms that (i) he has informed the Parent of any trades that he has engaged in during the six-month period prior to the Transition Date and (ii) agrees that he will inform the Parent of any trades that he intends to make in Parent stock at any time during the 6-month period immediately following the Transition Date prior to making such a trade.

8.	During the Transition Period, the Employee will be required to inform the Company of any potential new employment and such new employment shall be subject to the prior written consent of the Company, with such consent not to be unreasonably withheld, conditioned or delayed.

9.	Subject to the Protected Rights (as defined below), the payment of the amounts and benefits detailed in Sections 4, 5 and 6 above shall constitute full and final settlement of everything owed to the Employee and/or anyone on his behalf by the Company and/or the Group according to any law and/or agreement (including the Employment Agreement) and/or any other source, in writing or otherwise, in the present or in the future, including (but not limited to) with respect to salary, severance pay, annual leave, redemption of annual leave, overtime, sick leave, recuperation pay, travel expenses, car, prior notice, payment in lieu of prior notice, social contributions of all kinds (including to pension arrangement and Study Fund), bonuses (annual or other), commissions, incentives, options, awards, reimbursement of expenses, benefit plans or programs and every other payment or social benefit whatsoever connected to or arising out of the Employee’s employment with the Company, its termination and/or the separation process and its circumstances.

10.	Subject to the Protected Rights, he Employee hereby declares and undertakes that upon the release and the receipt of the amounts and benefits detailed in Sections 4, 5 and 6 above, neither he nor anyone on his behalf have or will have any claim or demand of any kind whatsoever against the Company, any member of the Group, their directors, officers, managers, employees, agents, shareholders, partners, predecessors, successors, affiliates, assigns, or against anyone acting on their behalf, connected to or arising out of his employment with the Company, its termination or its separation process.

11.Subject to the Protected Rights, by no later than the Departure Date the Employee shall return to the Company all Company equipment in his possession or control, (including car, cellular telephone, and personal badge), as well as all documents, information and any other Group-related material (whether electronic or otherwise) in the Employee's possession or control or prepared by him in connection with his employment, including all copies thereof. Subject to the Protected Rights, the Employee undertakes to delete all Group related material and information that is in his possession or control (including from his personal computer and personal email account).

The Employee hereby expressly and voluntarily agrees that after the departure of his employment with the Company, the Company or any other relevant member of the Group shall have access to all information (including files) located on computers and on email inboxes which were placed at his disposal by the Company during the course of his engagement with the Company, for the purpose of ensuring the continuity of the Company business activities after the Departure Date.

12.	Subject to the Protected Rights, the Employee warrants and undertakes to continue to fully comply with the obligations of non-competition, non-solicitation, confidentiality and assignment of intellectual property, according to any law or agreement, including Appendix B of his Employment Agreement. In addition, the Employee agrees and confirms that in consideration of the benefits set forth in paragraphs 4, 5 and 6 herein, he will not, directly or indirectly, during the Transition Period and : (A) for the six (6) months immediately following the Departure Date, maintain or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) that directly or indirectly competes with the products or services of the Payoneer Group (a “Competing Business”) (including, without limitation, as a shareholder); (B) for the six (6) months immediately following the Departure Date, act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply services in direct competition with the Payoneer Group to any person who, to his knowledge, was provided with services by Payoneer Group any time during the twelve (12) months immediately prior to the Departure Date; (C) for the twelve (12) months immediately following the Departure Date, solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Payoneer Group at any time during the twelve (12) months immediately prior to the Departure Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Payoneer Group as of the Departure Date; or (D) for the twelve (12) months immediately following the Departure Date, employ, solicit or entice away or endeavor to solicit or entice away from the Payoneer Group any person employed by the Payoneer Group any time during the twelve (12) months immediately prior the Departure Date with a view to inducing that person to leave such employment and to act for another employer.

13.	Subject to the Protected Rights, the Employee shall not, and the Company shall use reasonable endeavors to ensure that its employees and officers shall not, make or knowingly cause to be made any adverse or derogatory comment about each other or do anything which shall, or may, bring the Company, the Payoneer Group or any of their directors, officers or employees, or the Employee into disrepute or disparagement. In addition, subject to the Protected Rights, Employee agrees not to make any statement or communication, written or oral, with the intention of damaging the business or reputation of the Company or the Payoneer Group, or of interfering with, impairing or disrupting the normal operations of the Company or the Payoneer Group. The foregoing shall not be violated by the Employee making or publishing truthful statements (A) when required by law, subpoena, or court order, (B) in the course of any legal, arbitral, or regulatory proceeding, (C) to any governmental authority, regulatory agency or self-regulatory organization, including as set forth in Section 14 of this Agreement, (D) in connection with any investigation by the Group or (E) where a prohibition or limitation on such communication is unlawful.

14.	Notwithstanding the foregoing, you hereby acknowledge and agree that nothing in this Agreement, the Employment Agreement or otherwise precludes your ability to (i) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to any member of the Group, or (ii) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations provided that you provide the Company with prior notice of the contemplated disclosure and cooperate at the Company’s expense in seeking a protective order or other appropriate protection of such information (collectively, the “Protected Rights”). No member of the Group may retaliate against you for any of these activities, and you are not required to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Pursuant to the Defend Trade Secrets Act of 2016, you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by any member of the Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

15.This Agreement shall be deemed, a settlement and an admission of payment for the purposes of Section 29 of the Israeli Severance Pay Law – 1963.

16.	The Employee agrees to cooperate fully with the Company and any Payoneer Group company concerning reasonable requests for information about the business of the Company or any Group company or the Employee’s involvement and participation therein or the defense or prosecution of any claims or actions of which the Employee may have knowledge by reason of her employment with the Company. The Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, the Group and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by of the Company, the Group and/or its counsel to effectuate the foregoing.

17.	The Employee hereby acknowledges that the Company’s willingness to grant him the benefits described herein is based upon his agreement to be bound by the terms of the Employment Agreement and this Agreement and to his compliance with all of their terms, including the continued employment throughout the Transition Period and the release of claims.

18.	Subject to the Protected Rights, the Employee agrees that should he breach any of his obligations or representations herein (in whole or in part), then the Employee shall immediately repay the Company the pro-rated value of any received benefit together with linkage differentials and interest in accordance with applicable law, all in addition to any other remedies or causes of action which the Company may otherwise have under any law or agreement.

19.	Subject to the Protected Rights, the Employee undertakes to keep the contents of this Agreement (including the fact of its existence) absolutely confidential, and not to present it or disclose it to any third party unless and until it has been publicly disclosed by the Parent.

20.	All payments and benefits referred to herein are gross amounts and the Company will deduct from such payments all taxes, social security, health insurance and all other deductions, which are mandatory under applicable law. Without derogating form the generality of the foregoing, the Employee acknowledges and agrees that he shall be liable to pay any and all tax obligations arising in connection with this Agreement, and that any such benefits may be subject to regular income tax and not capital gains tax, which the Company shall be entitled to deduct from any payment to which the Employee may be entitled hereunder or otherwise unless the Employee shall present the Company with a valid Tax Withholding Certificate (פטור מניכוי מס במקור) or any other applicable approval from the Israeli Tax Authority.

21.	This Agreement represents the complete agreement between the parties with respect to the subject matter hereof.

22.	The Employee declares that he is fully aware of his rights according to law and that this Agreement is signed by him of her own free will after having checked all accounts with the Company and after having investigated all rights against the Group.

IN WITTNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

__/s/ Arnon Kraft______/s/ Heather Cassar________________

Arnon KraftPayoneer Research and Development Ltd.

By: Heather Cassar

Title: VP, HR Strategy and Talent Acquisition